Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2005, relating to the consolidated financial statements and financial statement schedule of Stratagene Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of Stratagene Corporation and subsidiaries for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
San Diego, California
July 7, 2006